Exhibit 21

                             Subsidiaries of Issuer


Computer Components Corporation, wholly-owned by Tech Electro Industries, Inc.

Very Brite Technologies, Inc., wholly-owned by Computer Components Corporation

Universal Battery Corporation, 67% owned by Computer Components Corporation

US Computer Group, Inc., 51% owned by Tech Electro Industries, Inc.